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                                                                 EXHIBIT (a)(13)


Inamed Contacts:
Ilan Reich, President or
Michael Doty, Chief Financial Officer
(212) 626-6800

Collagen Aesthetics Contact:
Michael A. Bates, Chief Financial Officer
(650) 856-0200
www.collagen.com


                INAMED CORPORATION ACQUIRES APPROXIMATELY 92.89%
                  OF COLLAGEN AESTHETICS, INC. IN TENDER OFFER

      Santa Barbara and Palo Alto, California -- September 1, 1999 --Inamed Corporation (OTC BB: IMDC) and Collagen Aesthetics, Inc. (Nasdaq NM: CGEN) jointly announced today that Inamed's wholly owned subsidiary, Inamed Acquisition Corporation, completed its $16.25 per share cash tender offer for all the outstanding shares, and the associated preferred share purchase rights, of Collagen Aesthetics, Inc.

      According to the depositary's preliminary report, approximately 8,049,603 shares were tendered and not withdrawn (including 27,667 shares subject to guaranteed delivery) as of the expiration of the tender offer, representing approximately 92.89% of the outstanding Collagen Aesthetics shares. The offer expired at 12:00 midnight, New York City time, on Tuesday, August 31, 1999. Inamed Acquisition Corporation accepted for payment all shares validly tendered according to the terms of the tender offer.

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